Vote-By-Phone Solicitation Script for
PCM U.S. Government and High Quality Bond Fund

This script provides information to contract/policy holders and solicits their voting instructions by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of holder)? I am representing ITT Hartford Life Insurance Companies in Hartford and Putnam Investments in Boston. Do you have a moment? Is this a good time to talk?

To verify that I am speaking with the [contract/policy] holder of record, may I confirm that you are (name of holder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We recently mailed you a proxy statement and voting instruction card regarding PCM U.S. Government and High Quality Bond Fund shareholder meeting. As of today, we have not received your voting instructions. Did you receive your proxy material? (If yes, proceed as follows.) Do you have any questions?

(If there are questions regarding the management fee proposal, please refer to the Q & A attached.)

To allow the holder to participate in voting, we have set up a procedure to provide voting instructions to the ITT Hartford Life
Insurance Companies by telephone. Would you like to provide voting instructions by phone?

(If not, tell the holder they can still use the voting instruction card that has recently been mailed to them. Thank them for their time and terminate the call.)

(If they want to provide voting instructions by telephone.) The procedures for obtaining your voting instructions by telephone are described in the proxy statement.

I will now read the information on the voting instruction card so that you can provide us with your voting instructions.

ITT Hartford Life Insurance Companies

Voting instructions for the meeting of shareholders, July 13, 1995, of the PCM U.S. Government and High Quality Bond Fund (the
"fund") of Putnam Capital Manager Trust.

This instruction is solicited by ITT Hartford Life Insurance Companies ("Hartford") from owners of variable contracts and/or variable life insurance policies issued by Hartford who have specified that a portion of their investment be allocated to the fund.

The [contract/policy] holder hereby instructs that the votes attributable to the undersigned's interest with respect to the fund be cast, as directed hereafter, at the meeting of shareholders of the PCM U.S. Government and High Quality Bond Fund of Putnam Capital Manager Trust on July 13, 1995, at 2:00 p.m., Boston time, and at any adjournments thereof.

The interests to which this instruction relates when properly authorized will be voted by Hartford in the manner directed herein by the holder. Interests for which no instructions are received will be voted in the same ratio as votes for which instructions have been received by Hartford. By providing instructions hereafter, the holder does hereby authorize Hartford and its affiliates and employees to exercise their discretion in voting upon such other business as may properly come before the meeting.

1.   APPROVE A NEW MANAGEMENT CONTRACT INCREASING THE FEES
     PAYABLE TO PUTNAM INVESTMENT MANAGEMENT, INC.

          How would you like Hartford to vote on this proposal?
          For, Against or Abstain?


Thank you.  Do you wish to send the message?

To repeat your instructions:

You voted:
     On proposal 1:

Thank you. We will be sending you a written confirmation of your voting instruction. Please call us if the information on the confirmation is incorrect.
scripz9

Q & A FOR PCM U.S. GOVERNMENT AND HIGH QUALITY BOND FUND
On approximately May 4, 1995, a proxy statement was sent to contract and policy holders of PCM U.S. Government and High Quality Bond Fund subaccounts. Listed below are answers to the questions and concerns contract and policy holders are likely to have regarding the proposal regarding a new management contract for this fund, followed by answers and information regarding each issue.

WHAT IS THE PROPOSED ANNUAL INCREASE OF MANAGEMENT FEES?

     Based upon net assets of the fund as of December 31, 1994 of $640,457,595, the effective annual management fee rate under the proposed fee schedule would be 0.63% as compared to 0.60% under the existing schedule. This represents an increase of $0.03 in annual expenses for each $100 invested in the fund. This is the first management fee increase for the fund since its inception in 1988. The new management fee schedule, unlike the old, provides for lower management fee rates as the fund's assets increase and will result in a fee decrease if the fund's assets exceed $1 billion..

     For its fiscal year ended December 31, 1994, the fund paid management fees to Putnam Management of $4,062,088. If the proposed new management contract had been in effect for the year, the fund would have paid fees of $4,223,581, or 3.98% greater.

IS THIS AN ISOLATED FEE INCREASE OR IS PUTNAM RAISING FEES ON ALL
OR MANY OF THEIR FUNDS?

     The proposed higher fees for your fund are the result of a comprehensive review by the Trustees of the management fees for all Putnam funds. Based upon this review, over the past several years, new management contracts have been implemented for most Putnam Funds. These new contracts provided for fee increases for some funds and for decreases for others. Overall, the fee changes have resulted in a net increase in the total management fees paid to Putnam Management by the Putnam funds. Consistent with these fee changes for other Putnam funds, the Trustees have recommended a fee increase for the fund.

ARE PUTNAM'S FEES HIGHER THAN OTHER FUND GROUPS?

     The Trustees considered, among other factors, the nature and quality of the services being provided to each fund and the relative complexity of managing each fund. In addition, the Trustees compared investment performance, management fees, and other expenses with those of comparable funds managed by other mutual fund companies. The Trustees believe that the proposed increased fees are generally competitive with those of similar funds in other fund groups.

HOW DOES PUTNAM DECIDE WHETHER TO RAISE FEES ON FUNDS?

     Fee increases are not undertaken lightly. Before a fund's management fee can be raised, Putnam's Trustees, including the Trustees who are not affiliated with Putnam Management, voting separately, must agree to the increase. Then the proposed increase is put to a shareholder vote. In this particular instance, after considering a wide range of information relating to the fund, including comparative expense and performance information, the Trustees determined that the proposed new management contract is fair both to shareholders and to Putnam Management and will help to assure for the future the high quality of management services which the fund has received in the past. As a result, the Trustees concluded that the contract is in the best interests of shareholders and recommended that shareholders vote for its approval.

WHAT DOES A MANAGEMENT FEE PAY FOR?

     Investors do face expenses beyond the purchase price of their shares. Included in these fees are the management fees which are paid to the fund's investment manager. In the case of all Putnam funds, fees are paid to Putnam Management as compensation and reimbursement for its services in managing the funds' portfolios and performing various administrative functions. The specific items which management fees pay for include the following:

     1. Compensation of Putnam's highly talented investment advisory staff, including portfolio managers, analysts, and supporting personnel.

     2. Maintaining and obtaining critical investment-related technology, most notably the sophisticated computer system employed by Putnam Management's portfolio managers and analysts.

     3. Obtaining other important investment-related information including economic and market overviews, industry and company reviews, evaluations of investments, recommendations on specific investments, specialized publications, and pricing and quotation services.

HOW CAN IT BE IN SHAREHOLDERS' BEST INTEREST FOR THE FUND'S
MANAGEMENT EXPENSES TO GO UP?

     After considering a wide range of information relating to the fund, including comparative expense and performance information, the Trustees determined that the proposed new management contract is fair both to shareholders and to Putnam Management and will help to assure for the future the high quality of management services which the fund has received in the past. As a result, the Trustees concluded that the contract is in the best interests of shareholders and recommended that shareholders vote for its approval.

HOW HAS THE FUND PERFORMED IN COMPARISON TO SIMILAR FUNDS?

     Another way of evaluating the performance of the fund is to compare it to other fixed-income funds. In reviewing the fund's relative performance, the fund's Trustees and Putnam Management compare the fund to other funds with similar investment objectives and policies and that underlie variable insurance subaccount. When evaluated in such a group ranked by Lipper Analytical Services for periods ended December 31, 1994, the total return of the fund's shares ranked in the top 24% of 24 such funds for the one year then ended, in the top 19% of 21 such funds for the three years then ended and in the top 28% of 17 such funds for the five years then ended.